Exhibit 99.1

[MEMO TO EMPLOYEES REGARDING RESULTS OF STOCKHOLDER VOTE]

For internal use by Altera

®

Internal Memorandum

DATE:	May 7, 2003

TO:	All Altera Employees

FROM:	John P. Daane

SUBJECT:	Stock Option Exchange Program

     I’m pleased to announce that yesterday Altera’s shareholders approved the Stock Option Exchange Program for company employees as detailed in our proxy materials and my memo to you of March 25. This voluntary program is designed to allow eligible employees to exchange some or all of their eligible stock options for, in most cases, a lesser number of options at a new exercise price.

     We are still in the process of finalizing program details, but we anticipate that you will receive enrollment materials and additional information about the program on or about June 5, 2003. At the same time, we will file “tender offer” materials with the Securities and Exchange Commission (“SEC”), which will contain additional program details, including country-specific information. You will be able to access the tender offer materials on the Stock Administration webpage at http://is-web.altera.com/stock/html/esop/exchange_program/main.htm.

     Although you should not make any decisions about whether to participate in the Option Exchange Program until all of the relevant information is made available to you, I urge you to thoroughly review the information we have provided thus far, which can be accessed on Altera’s Stock Administration webpage.

     I am pleased that Altera’s shareholders have approved the Option Exchange Program and look forward to sharing details of the program with you in early June.

** We will file with the SEC a tender offer statement and other materials relating to the Option Exchange Program upon receiving stockholder approval. You should read these materials carefully when they become available because they contain important information. We will provide these materials to you free of charge upon request and you may obtain them free of charge from the SEC’s website at www.sec.gov when they are available.